EXHIBIT 10.25

EMPLOYMENT, CONFIDENTIALITY AND
CONTINGENT SEVERANCE AGREEMENT

        This Employment, Confidentiality and Contingent Severance Agreement (the "Agreement") is made between First Bank of Beverly Hills, F.S.B. (the "Bank"), a federally chartered savings bank, and Joseph W. Kiley, III (the "Employee"). The Bank is an affiliate of Wilshire Financial Services Group, Inc., a Delaware corporation (the "Company").

        Accordingly, on the basis of the representations, warranties, and covenants contained in this Agreement, the parties agree as follows effective as of January 1, 2003 (the “Effective Date”):

        1.     ARTICLE 1 - EMPLOYMENT AND TERM

            1.1 Employment. The Bank shall employ the Employee as its President and Chief Executive Officer (the “Position”), and the Employee accepts such employment, on the terms and conditions set forth in this Agreement.

            1.2 Term. The term of employment under this Agreement shall commence on the Effective Date, and shall continue for a period of 12 months thereafter. Upon the expiration of such 12 month period, the term of Employee’s employment under this Agreement shall automatically renew for successive periods of 12 months each, unless, at least 90 days before the expiration of such 12 month period or any succeeding 12 month period, either the members of the board of directors of the Bank (the “Board of Directors” or the “Board”) gives written notice of non-renewal to Employee, or Employee gives written notice of non-renewal to the Bank. If such notice of non-renewal is timely given, the term of Employee’s employment under this Agreement shall expire at the end of such 12 month period or at the end of the current 12 month period, as the case may be. The term of Employee’s employment under the Agreement is referred to herein as the “term.” In the event that the Bank or the Employee gives 90 days written notice as herein provided and the Bank and the Employee do not enter into a new Employment Agreement, the Employee shall receive the benefits of Section 4.2 below.

       2. ARTICLE 2 - DUTIES OF THE EMPLOYEE

            2.1 Duties. The Employee agrees to undertake and perform all duties as required of the Position. The Employee shall render such services and shall perform such duties and acts in connection with any aspect of the Bank’s business as may be required by the Management or the Board of Directors of the Bank. The Employee shall perform the services contemplated herein faithfully, diligently, to the best of Employee’s ability, and in the best interests of the Bank. The Employee shall devote the Employee’s full and exclusive business time and efforts to the rendition of such services. The Employee shall at all times perform such services in compliance with (and, to the extent of Employee’s authority, shall ensure that the Bank is in compliance with) any and all laws, rules, regulations, and policies applicable to the Bank, including, but not limited to, the Federal Deposit Insurance Act and the regulations thereunder. The Employee shall, at all times, adhere to and obey any and all written internal rules and regulations governing the conduct of the Bank’s employees, as established and modified from time to time.

            2.2 Exclusive Services. During his employment by the Bank, the Employee shall not, without the express prior written consent of the Board of Directors of the Bank, engage directly or indirectly in any outside employment or consulting of any kind, whether or not the Employee receives remuneration for such services. Further, the Employee shall not engage in any activity that would impair the Employee’s ability to act and exercise judgment in the best interest of the Bank.

            2.3 Subpoenas; Cooperation in Defense of the Bank. If the Employee, during employment or thereafter, is served with any subpoena or other compulsory judicial or administrative process calling for production of confidential information or if the Employee is otherwise required by law or regulations to disclose confidential information, the Employee will immediately, before making any such production or disclosure, notify the Bank and provide it with such information as may be necessary for the Bank to take such action as the Bank deems necessary to protect its interests. The Employee agrees to cooperate reasonably with the Bank, whether during employment or thereafter, in the prosecution or defense of all threatened claims or actual litigation in which the Bank is or may become a party, whether now pending or hereafter brought, in which the Employee has knowledge of relevant facts or issues. The Employee shall be reimbursed for reasonable expenses for travel time due to cooperating with the prosecution or defense of any litigation for the Bank.

            2.4 Other Obligations. The Employee acknowledges that the Bank from time to time may have agreements with other persons or with various governmental agencies that impose obligations or restrictions on the Bank regarding inventions or creative works made during the course of the Bank’s work under such agreements, or that relate to the confidential nature of such work. The Employee agrees to be bound by all such obligations and restrictions of which the Employee is informed by the Bank and to take all action necessary to discharge the obligations of the Bank thereunder.

       3. ARTICLE 3 - COMPENSATION

       As the total consideration for the services that the Employee renders under this Agreement, the Employee shall be entitled to the following:

            3.1 Base Salary. The Bank shall pay to the Employee a base salary of $275,000.00 per year, less income tax and other applicable withholdings. The base salary shall be payable in accordance with the Bank’s regular payroll practices.

            3.2 Stock Options. The Company and the Employee have entered into (1) an Amended and Restated Incentive Stock Options Agreement dated March 12, 2001 for 150,000 options and (2) Incentive Stock Option Agreement dated October 2, 2001 for 50,000 options. The Employee’s rights to such stock options shall be determined by the terms and conditions of said agreements.

            3.3 Bank Employee Benefits. The Employee shall be entitled to participate in the Bank’s employee benefit plans, medical, dental, vision, long-term disability, and short-term disability benefits or insurance programs, if any, on the same basis as any of those benefits or insurance programs is available generally to other officers of similar position under the Bank’s personnel policies. The Bank and the Company will not, without Employee’s written consent, make any changes in such plans, benefits or arrangements which would materially adversely affect Employee’s rights or benefits thereunder, except to the extent such changes are made applicable to all executive-level Bank and Company employees on a non-discriminatory basis.

            3.4 Indemnity and Insurance. The Employee shall receive all benefits and privileges to which the Employee is entitled by law or pursuant to the Bylaws of the Bank or the Company.

            3.5 Reimbursement for Expenses. The Bank shall reimburse the Employee for any and all reasonable and documented actual business expenses that the Employee incurs from time to time in the performance of his duties under this Agreement, provided that reimbursement shall be made in accordance with the policies and practices of the Bank; and

            3.6 Vacation. The Employee shall be entitled to personal time, to be used for sick and vacation time, earned based on hours worked, to a maximum of 13.33 hours, per month. Thus, a total of up to 160 hours or four weeks of personal time may be earned during a full year of employment. Generally, employees are not permitted to use personal time in excess of time earned. The Employee Guidelines of the Bank provide additional information. Vacation time not used in any calendar year may be carried forward, provided, however, that, once the Employee has accrued a number of vacation days equal to two hundred hours, the Employee shall not be eligible to accrue additional days of vacation until he/she has taken one or more days of vacation. The Employee may, at his/her option, sell back to the Bank up to forty hours of accrued-but-unused vacation.

       4. ARTICLE 4 - TERMINATION

            4.1 Termination for Cause (12 C.F.R. 563.39).

                 Termination for Cause shall mean termination because of Employee's personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement. For purposes of this Agreement, no act, or the failure to act, on Employee’s part shall be willful” unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Bank. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice of termination which shall include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the members of the Board at a meeting of the Board called and held for that purpose (which may be telephonic), finding that in the good faith opinion of the Board, Employee was guilty of conduct justifying termination for Cause and specifying the particulars thereof in detail. Employee shall not have the right to receive compensation or other benefits for any period after termination for Cause which have not vested or been earned as of the date of such termination. Employee shall have the right to receive compensation or other benefits which have already vested or been earned as of the date of termination for Cause, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits. The Employee shall have no right to receive compensation or other benefits for any period after termination for Cause.

            Notwithstanding the foregoing:

                 (a) The Board of Directors of the Bank may terminate the Employee's employment at any time without cause, but any termination by the Bank's Board of Directors other than termination for Cause shall not prejudice the Employee's right to compensation or other benefits under this Agreement.

                 (b) If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under section 8(e)(3) or (g) (1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, or (ii) reinstate (in whole or in part) any of its obligations which were suspended.

                 (c) If the Employee is removed and/or is permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the Employee shall not be affected.

                 (d) If the Bank is in default (as defined in section (3)(x)(1) of the Federal Deposit Insurance Act), all obligations under this Agreement shall terminate as of the date of default, but this paragraph (d) shall not affect any vested rights of the Employee.

                 (e) All obligations under this Agreement shall be terminated, except to the extent it is determined that continuation of this Agreement is necessary for the continued operation of the association:

                      (1) By the Director ("Director of the Federal Deposit Insurance Corporation") or his or her designee, at the time the Federal Deposit Insurance Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

                      (2) By the Director or his or her designee, when the Director or his or her designee approves a supervisory merger to resolve problems related to the operation of the association, or when the Bank is determined by the Director to be in an unsafe or unsound condition; provided that any rights of the parties that have already vested shall not be affected by such action.

            4.2 Termination Upon An Other Event of Termination

                 (a) Upon the occurrence of an Other Event of Termination (as herein defined) during the Term, the provisions of this Section 4.3 shall apply. As used in this Agreement, an Other Event of Termination" shall mean and include any one or more of the following: (i) the termination by the Bank of Employee's employment hereunder for any reason other than a termination governed by Sections 4.1, 4.3, 4.4 or 4.5 hereof; (ii) Employee's resignation from the Bank's employ upon any (A) failure to elect or re-elect or to appoint or re-appoint Employee as President and Chief Executive Officer unless consented to by the Employee, (B) a material change in Employee's functions, duties, or responsibilities, which change would cause Employee's position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1.1 and 2.1 hereof, unless consented to by Employee, (C) a relocation of Employee's principal place of employment outside of Los Angeles County or Ventura County, California, unless consented to by the Employee, (D) a material reduction in the aggregate benefits and perquisites to the Employee from those being provided as of the effective date of this Agreement, unless such reduction is (I) consented to by the Employee, (II) applies generally to executive-level-employees of the Bank to the extent Employee receives benefits or perquisites generally available to executive-level employees of the Bank, or applies generally to executive level employees of the Company to the extent Employee receives benefits or perquisites generally available to executive-level employees of the Company, or (III) is a reduction in the amount of Employee's bonus based on the application of a formula or index to the financial performance of the Bank, (E) a liquidation or dissolution of the Bank, or (F) a material breach of this Agreement by the Bank or the Company. Upon the occurrence of any event described in clauses (A), (B), (C), (D), (E) or (F), above, Employee shall have the right to elect to terminate his employment under this Agreement by resignation upon not less than thirty (30) days prior written notice given within six full months after the event giving rise to said right to elect.

                 (b) Upon the occurrence of an Other Event of Termination, the Bank shall be obligated to pay Employee, or, in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, an amount equal to Employee's then annual base salary. Such amount shall be paid in six equal monthly installments commencing on the 30th day after the Termination Date. Such amount shall be in addition to any compensation or benefits earned by Employee or to which Employee was entitled prior to the Termination Date. Such payments shall not be reduced in the event the Employee obtains other employment following termination of employment.

                 (c) Upon the occurrence of an Other Event of Termination, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank or the Company for Employee prior to his termination at no premium cost to the Employee, except to the extent such coverage may be changed in its application to all executive-level employees of the Bank if such coverage was generally available on the date of an Other Event of Termination to executive-level employees of the Bank, if such coverage was generally available on the date of an Other Event of Termination to executive-level employees of the Bank, or except to the extent such coverage may be changed in its application to all executive-level employees of the Company if such coverage was generally available on the date of an other Event of Termination to executive level employees of the Company. The benefits provided under this Section 4.2(c) shall continue until the earlier of (a) the expiration of one year following Employee's termination of employment with the Bank, or (b) the date Employee becomes covered under any other group health plan not maintained by the Bank, the Company or any of its subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee's dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 4.2(c) shall continue (but not beyond the one year period described in clause (a) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974 (commonly known as COBRA) to qualify for the benefits described in this Section 4.2(c), the obligations of the Bank under this Section 4.2(c) shall be conditioned upon Employee's timely making such an election.

            4.3 Change of Control.

                 (a) For purposes of this Agreement, a Change of Control" of the Bank or Company shall mean: (i) any "person" (as the term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act)), or more than one person acting as a group, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of voting securities of the Bank, the Company or any subsidiary of the Company which owns a majority of the outstanding voting securities of the Bank (the Direct Parent") representing 50% or more of the Bank's, the Company's or the Direct Parent's outstanding voting securities, except for any voting securities (A) of the Bank purchased by the Company or Direct Parent, (B) of the Direct Parent purchased by the Company, or (C) of the Bank or Company purchased by any employee benefit plan of the Bank or the Company, or (ii) individuals who constitute the board of directors of the Bank (including Employee, if Employee is a director) on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of more than one-half of the directors comprising the Incumbent Board, or whose nomination for election by the company's stockholders was approved by the same nominating committee serving under an Incumbent Board, shall be, for purposes of this clause (ii), considered as though he were a member of the Incumbent Board, or (iii) the consummation of (A) a merger, consolidation or reorganization to which the Bank, the Company or the Direct Parent is a party, whether or not the Bank, the Company or the Direct Parent is the entity surviving or resulting therefrom, or (B) a sale or other disposition of all or substantially all of the assets of the Bank, the Company or the Direct Parent, in one transaction or a series of related transactions, to any person other than the Bank, the Company or the Direct Parent; provided, however, that no such consummation will constitute a Change of Control pursuant to this clause (iii) if persons who were stockholders of the Company immediately before the consummation of the transaction are the beneficial owners immediately following the consummation of the transaction, of more than 50% of the combined voting power of the then outstanding voting securities of the person surviving or resulting from any merger, consolidation or reorganization referred to in clause (iii)(A) or the person to whom the assets of the Bank, the Company or the Direct Parent are sold, assigned or disposed of in any transaction or series of transactions referred to in clause (iii)(B).

                 (b) If a Change of Control has occurred pursuant to Section 4.3(a) or the Board has determined that a Change of Control has occurred, Employee shall be entitled to the benefits provided in paragraphs (c) and (d) of this Section 4.3 upon his subsequent termination of employment at any time within 12 months following the Change of Control due to: (i) Employee's dismissal without cause or (ii) Employee's voluntary resignation following an Other Event of Termination (as defined in Section 4.2).

                 (c) Upon Employee's entitlement to benefits pursuant to Section 4.3(b), the Bank shall pay Employee, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to two times the then annual base salary. Such payment shall be made in one lump sum within 30 days after Employee's termination of employment which entitles Employee thereto; provided, however, that in the event the Bank is not in compliance with its minimum capital requirements or if such payment would cause the Bank's capital to be reduced below its minimum regulatory capital requirements, such payment shall be deferred until such time as the Bank or successor thereto is in capital compliance. In the event the Bank is unable to make such payment after deferred for more than (6) months, payment of said sum shall be made by the Company. Such payment shall not be reduced in the event Executive obtains other employment following termination of employment.

                 (d) Upon Employee's entitlement to benefits pursuant to Section 4.3, the Bank will cause to be continued life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank for Employee prior to his termination of employment at no premium cost to the Employee, except to the extent such coverage may be changed in its application to all executive level employees of the Bank if such coverage was generally available on Executive's Termination Date to executive-level employees of the Bank, or except to the extent such coverage may be changed in its application to all executive-level employees of the Company if such coverage was generally available on Executive's Termination Date to executive-level employees of the Company. The benefits provided under this Section 4.3(d) shall continue until the earlier of (a) the expiration of one year following Employee's termination of employment with the Bank, or (b) the date Employee becomes covered under any other group health plan not maintained by the Bank, the Company or any of its subsidiaries; provided, however, that if such other group health plan excludes any pre-existing condition that Employee or Employee's dependents may have when coverage under such group health plan would otherwise begin, coverage under this Section 4.3(d) shall continue (but not beyond the one year period described in clause (a) of this sentence) with respect to such pre-existing condition until such exclusion under such other group health plan lapses or expires. In the event Employee is required to make an election under Sections 601 through 607 of the Employee Retirement Income Security Act of 1974 (commonly known as COBRA) to qualify for the benefits described in this Section 4.3(d), the obligations of the Bank under this Section 4.3(d) shall be conditioned upon Employee's timely making such an election.

                 (e) Notwithstanding anything to the contrary in this Section 4.3, in no event shall the aggregate payments or benefits to be made or afforded to Employee under Section 4.3 (the Termination Benefits") constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto, and in order to avoid such a result, Termination Benefits will be reduced, if necessary, to an amount (the Non-Triggering Amount"), the value of which is $1.00 less than an amount equal to three times Employee's base amount," as determined in accordance with said Section 280G. The allocation of the reduction required hereby among the Termination Benefits provided by this Section 4.3 shall be determined by Employee.

            4.4 Termination By the Employee or Death. If the Employee terminates his employment with the Bank for any reason other than the reasons set forth in Sections 4.2 and 4.3 hereof, or Employee’s employment is terminated as a result of his death, the Bank shall pay to the Employee, or in the event of his death, his beneficiary or beneficiaries or his estate, as the case may be, the base salary earned but unpaid pursuant to Section 3.1 hereof through the Termination Date and any earned but unused vacation pay due to the Employee at the Termination Date. Any such payments due Employee, under this Section 4.4 shall be paid on the Termination Date, unless the termination of Employee’s employment was due to his death, in which case, such payment shall be made by no later than 30 days after the Termination Date. Employee shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Employee shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

            4.5 Termination of Disability. If (i) the Employee is absent from work for 180 calendar days in any 12-month period by reason of illness or incapacity (whether physical or otherwise) or (ii) the Board of Directors reasonably determines that the Employee is unable to perform his duties, services and responsibilities hereunder by reason of illness or incapacity (whether physical or otherwise) for a total of 90 calendar days in any 12-month period during the Term (Disability”), the Bank may terminate the Employee’s employment hereunder as of the Termination Date specified in a written notice termination from the Bank to Employee. If the Employee’s employment is terminated by the Bank pursuant to this Section 4.5, the Bank shall pay on the Termination Date to Employee the base salary earned but unpaid pursuant to Section 3.1 hereof through the Termination Date and any earned but unused vacation pay due to the Employee at the Termination Date. In addition, the Employee shall be entitled to receive benefits based on the Bank’s applicable disability plans then in effect. Employee shall not have the right to receive compensation or other benefits for any period after the Termination Date which have not vested or been earned as of the Termination Date. Employee shall have the right to receive compensation or other benefits which have already vested or been earned as of the Termination Date, unless payment of such compensation or benefits is expressly prohibited by the terms of any plan, program or agreement governing such compensation or benefits.

            4.6 Termination of Bank’s Obligation. If, at any time within one year following termination of employment, the Employee breaches any of the Employee’s obligations under Article 2, 5 or 6 of this Agreement, then, in addition to any other remedy of the Bank, the Bank’s obligation, if any, to make severance payments under Section 4.3 shall cease as of the date such breach occurs. Moreover, the Employee acknowledges that breach of Article 2, 5 or 6 of this Agreement will cause irreparable harm to the Bank and, if the Employee fails to abide by these obligations, the Bank will be entitled to seek specific performance, including immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, and to seek judgment for damages caused by the Employee’s breach, and to seek other remedies provided by applicable law.

            4.7 Termination Date. Any termination of Employee’s employment hereunder pursuant to this Article 4 shall be effected by written notice other than a termination as a result of Employee’s death. Any written notice of termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated. The effective date of any such termination (the “Termination Date”) shall be as follows:

                 (a) In the event of a termination due to Employee's death, the date of such death.

                 (b) In the event of termination for any reason other than Employee's death, the date specified in the written notice of termination which in no event shall be prior to the date of receipt of such notice.

            4.8 Compliance With Safety and Soundness Standards. Notwithstanding anything contained herein to the contrary, in no event shall the total compensation paid out upon the departure of an Employee be in excess of that considered safe and sound at the time of such payment, taking into consideration all applicable laws, regulations, or other regulatory guidance, including but not limited to OTS Regulatory Bulletin 27a or any similar or successor regulatory pronouncements. Any payments made to the Employee, pursuant to this Agreement or otherwise, are subject to and conditioned upon compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

            4.9 If Employee receives any termination benefits pursuant to this Agreement, the Employee will be required to sign a waiver and release of all claims . The form of such waiver and release is to be prepared by the Company.

            4.10 During the Term, the above described severance supersedes any and all other severance or layoff policies of the Bank. Absent a new employment agreement setting forth an alternate severance arrangement, any involuntary termination by the Bank subsequent to the term shall be covered by the Bank’s general severance policy, if any, then in existence.

       5. ARTICLE 5 - CONFIDENTIALITY AND NON-SOLICITATION

            5.1 Nondisclosure. Employee acknowledges that, in the course of employment with the Bank, Employee will have access to and learn confidential information. Confidential information includes but is not limited to information about the Bank’s borrowers and clients, the terms and conditions under which the Bank or its affiliates deal with borrowers and clients, pricing information for the purchase or sale of assets, financing and securitization arrangements, research materials, manuals, computer programs, formulas analyzing assets portfolios, techniques, data, marketing plans and tactics, technical information, lists of asset sources, the processes and practices of the Bank and related companies, information contained in electronic or computer files, financial information, salary and wage information, and other information that is designated by the Bank or its affiliates as confidential or that Employee knows or should know is confidential information provided by third parties that the Bank or its affiliates are obligated to keep confidential and all other proprietary information of the Bank or its affiliates. The Employee acknowledges that all confidential information is and shall continue to be the exclusive property of the Bank or its affiliates, whether or not prepared in whole or in part by the Employee and whether or not disclosed to or entrusted to the Employee in connection with employment by the Bank. The Employee agrees not to disclose confidential information, directly or indirectly, under any circumstances or by any means, to any third persons without the prior written consent of the Bank. The Employee agrees that he will not copy, transmit, reproduce, summarize, quote, or make any commercial or other use whatsoever of confidential information, except as may be necessary to perform work done by Employee for the Bank. The Employee agrees to exercise the highest degree of care in safeguarding confidential information against loss, theft or other inadvertent disclosure and agrees generally to take all steps necessary or requested by the Bank to ensure maintenance of the confidentiality of the confidential information. The Employee agrees in addition to the specific covenants contained herein to comply with all of the Bank’s policies and procedures, as well as all applicable laws, for the protection of confidential information.

            5.2 Exclusions. Section 6.1 shall not apply to the following information: (a) information now and hereafter voluntarily disseminated by the Bank to the public or which otherwise becomes part of the public domain through lawful means; (b) information already known to the Employee as documented by written records which predate Employee’s employment with the Bank; (c) information subsequently and rightfully received from third parties and not subject to any obligation of confidentiality; or (d) information independently developed by Employee after termination of his or her employment.

            5.3 Confidential Proprietary and Trade Secret Information of Others. Employee represents that he or she has disclosed to the Bank any agreement to which Employee is or has been a party regarding the confidential information of others and Employee understands that Employee’s employment by the Bank will not require Employee to breach any such agreement. Employee will not disclose such confidential information to the Bank nor induce the Bank to use any trade secret proprietary information received from another under an agreement or understanding prohibiting such use or disclosure.

            5.4 Non-Solicitation of Employees. During the period of twelve months after termination date, the Employee shall not directly or indirectly solicit for employment or for independent contractor work any employee of the Bank or the Company, and shall not encourage any such employee to leave the employment of the Bank or the Company.

            5.5 Company to Benefit from Provisions. To the extent any provisions of this Article 6 relates in any way to confidential information and trade secrets of the Company, then the obligations of Employee set forth in this Article 6 shall also extend to the Company and inure to its benefit.

       6. ARTICLE 6 - BANK’S OWNERSHIP IN EMPLOYEE’S WORK

            6.1 Bank’s Ownership. The Employee agrees that all inventions, discoveries, improvements, trade secrets, formulas, techniques, mask works, processes, and know-how, whether or not patentable, and whether or not reduced to practice, that are conceived or developed during the Employee’s employment with the Bank, either alone or jointly with others, or relating to the Bank or to the banking industry shall be owned exclusively by the Bank, and the Employee hereby assigns to the Bank all Employee’s right, title, and interest in all such intellectual property. The Employee agrees that the Bank shall be the sole owner of all rights pertaining thereto, including but not limited to domestic and foreign patents or other rights pertaining thereto, and further agrees to execute all documents that the Bank reasonably determines to be necessary or convenient for use in applying for, prosecuting, perfecting, or enforcing patents or other intellectual property rights, including the execution of any assignments, patents applications, or other documents that Bank may reasonably request. The Employee shall claim no interest in any inventions, copyrighted material, mask works, patents, or patent applications unless the Employee demonstrates that any such invention, copyrighted material, mask, work, patent, or patent application was developed before he or she began any employment with the Bank. This provision is intended to apply only to the extent permitted by applicable law.

            6.2 Statutory Limitation on Assignment. The Employee understands that the Bank is hereby advising the Employee that any provision in this Agreement requiring the Employee to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code. That Section provides, as follows:

                 (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies facilities, or trade secret information, except for those inventions that either:

                      (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                      (2) Result from any work performed by the employee from the employer.

                 (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.

       By signing this Agreement, the Employee acknowledges that this paragraph shall constitute written notice of the provisions of Section 2870.

            6.3 Ownership of Records. Any written record that the Employee may maintain of inventions, discoveries, improvements, trade secrets, formulae, processes, or know-how, whether or not patentable and whether or not reduced to practice, and any such records relating to original works of authorship or mask works made by the Employee, alone or jointly with others, in the course of the Employee’s employment with the Bank shall remain the property of the Bank. The Employee shall furnish the Bank any and all such records immediately upon request.

            6.4 Ventures. If the Employee, during employment with the Bank, is engaged in or associated with the planning or implementation of any project, program, or venture involving the Bank and any third parties, all rights in the project, program, or venture shall belong to the Bank, and the Employee shall not be entitled to any interest therein or to any commission, finder’s fee, or other compensation in connection therewith other than the salary to be paid to the Employee as provided in this Agreement.

            6.5 Return of Bank’s Property and Materials. Upon termination of employment with the Bank, the Employee shall deliver to the Bank all Bank property and materials that are in the Employee’s possession or control, including all of the information described as confidential information in Section 6 of this Agreement and including all other information relating to any inventions, discoveries, improvements, trade secrets, formulae, processes, know-how, original works of authorship, or mask works of the Bank.

            6.6 Company to Benefit from Provisions. To the extent any provisions of this Article 6 relates in any way to information, property, rights, projects, ventures, or inventions of the Company, then the obligations of Employee set forth in this Article 6 shall also extend to the Company and inure to its benefit.

       7. ARTICLE 7 - ARBITRATION

            Any claim or controversy between the parties which the parties are unable to resolve themselves, including any claim arising out of Employee’s employment or the termination of that employment, and including any claim arising out of, connected with, or related to the formation, interpretation, performance or breach of this Agreement, and any claim or dispute as to whether a claim is subject to arbitration, shall be submitted to and resolved exclusively by expedited arbitration by a single arbitrator in accordance with the following procedures:

            7.1 In the event of a claim or controversy subject to this arbitration provision, the complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within 10 business days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons, each of whom shall be an attorney who is either engaged in the active practice of law or a recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main Los Angeles office of the American Arbitration Association (AAA) or of the Federal Mediation and Conciliation Service. If, within three business days of the parties’ receipt of such list, the parties are unable to agree upon an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

            7.2 Unless the parties agree otherwise, within 120 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place in Los Angeles County agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place within Los Angeles County shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

            7.3 In any arbitration hereunder, the Bank shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that Employee may, if he wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including, but not limited to, the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Agreement, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation. The parties shall be entitled to reasonable discovery subject to the discretion of the arbitrator.

            7.4. The decision of the arbitrator shall be final, binding, and non-appealable, except as otherwise permitted by law, and may be enforced as a final judgment in any court of competent jurisdiction.

            7.5 This agreement to resolve any disputes by arbitration shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this agreement. This agreement, however, shall not apply to claims for workers’ compensation or unemployment compensation benefits.

            7.6 Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may, in an appropriate matter, apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

            7.7 Any arbitration hereunder shall be conducted in accordance with the employment rules and procedures of the AAA then in effect; provided, however, that, in the event of any inconsistency between the rules and procedures of the AAA and the terms of this Agreement, the terms of this Agreement shall prevail.

            7.8 If any of the provisions of this Section 7 are determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Section 7, and this Section 7 shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 7 are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact, and treated as determinative to the maximum extent permitted by law.

       8. ARTICLE 8 - MISCELLANEOUS

            8.1 Severable Provisions. The provisions of this Agreement are separate and distinct, and if any provisions are determined to be unenforceable, in whole or in part, the remaining provisions, and the enforceable parts of any partially unenforceable provisions, shall nevertheless be enforceable.

            8.2 Indemnification. The Bank and Employee are entering into an indemnification agreement in the form attached hereto as Exhibit A.” Any payments made to Employee pursuant to such indemnification agreement are subject to and conditioned upon compliance with 12 C.F.R. Section 545.121, and any rules or regulations promulgated thereunder.

            8.3 Successors and Assigns. The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform in writing this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. This Agreement shall inure to the benefit of and be binding upon the Bank, its successors and assigns, and upon the Employee and his heirs, executors, administrators and legal representatives. No party to this Agreement may delegate its or his duties hereunder without the prior written consent of the other parties to this Agreement.

            8.4 Governing Law. Regardless of the choice of laws provisions of Oregon or of any other jurisdiction, California law shall in all respects govern the validity, construction, and interpretation of this Agreement.

            8.5 Source of Payments. All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Employee and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

            8.6. Incorporation by Reference of Relevant Regulatory Law. This Agreement incorporates by reference all applicable regulatory law, including but not limited to12 U.S.C. section 1828(k) and any regulations promulgated under it; 12 U.S.C. section 1818(e); and 12 C.F.R. section 563.39(b); and all replacement statutes and regulations.

            8.7 Integration. This Agreement, including any documents expressly incorporated into it by the terms of this Agreement, constitute the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, negotiations, and discussions relating to the subject matter of this Agreement. With this Agreement the parties rescind any previous employment agreements or arrangements between themselves. Any supplement, modification, waiver, or termination of this Agreement is valid only if it is set forth in a writing signed by both parties. The waiver of any provision of this Agreement shall not constitute a waiver of any other provision and, unless otherwise stated, shall not constitute a continuing waiver

            8.8 No Oral Modification. Any supplement, modification, waiver, or cancellation of this Agreement is valid only if it is set forth in a writing signed by both parties.

            8.9 No Waiver. The waiver of any provision of this Agreement shall not constitute a waiver of any other provision and, unless otherwise stated, shall not constitute a continuing waiver.

            8.10 Notice. Any notice or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given (i) if personally delivered, when so delivered, (ii) if mailed, one week after having been placed in the United States mail, registered, or certified, postage prepaid, addressed to the party to whom it is directed at the address listed below or (iii) if given by facsimile, when the notice is transmitted to the facsimile number specified below, and the appropriate answer back or telephonic confirmation is received:

       If to the Bank:

       23901 Calabasas Road
       Suite 1050
       Calabasas, California 91302

       Attention: Chairman of the Board and Corporate Secretary

       Telephone: (818) 223-8084
       Facsimile: (818) 223-8457

       If to the Employee:

       Joseph W. Kiley, III
       14009 Weddington Street
       Sherman Oaks, California 91401

       In order for a party to change its address or other information for the purpose of this section, the party must first provide notice of that change in the manner required by this section.

       9. ARTICLE 9 - ADVICE OF COUNSEL

        Each party acknowledges that it has had an opportunity to negotiate, carefully consider, and receive the advice of an attorney of its own choosing on the terms of this Agreement before signing it. To the extent that any party does not seek the advice of an attorney, it knowingly and freely waives such a right.

        In witness whereof, the parties hereto have caused this Agreement to be executed as of the date and year set forth below.

First Bank of Beverly Hills, F.S.B.

Date: ___________________	By: ____________________________
Name:
Title:

Employee

Date: ___________________	____________________________
Name: Joseph W. Kiley, III

Wilshire Financial Services Group, Inc.

Date: ___________________	By: ____________________________
Name:
Title: